FORM 4

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h)
                     of the Investment Company Act of 1940

1.   Name and Address of Reporting Person

     Hsu    Frank      E.
    -----------------------
    (Last) (First) (Middle)

    17 Quail Run
    ------------
      (Street)

    Warren         NJ            07059
    -----------------------------------
    (City)      (State)          (Zip)

2.  Issuer Name and Ticker or Trading Symbol
    MPM Technologies, Inc. "MPML"

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)

4.  Statement for Month/Year
    ------------------------
    1/03

5.  If Amendment, Date of Original
    ------------------------------

    (Month/Year)

6.  Relationship of Reporting Person(s) to Issuer
    ---------------------------------------------
    (Check all applicable)

      x  Director       10% owner
    -----         -----
      x  Officer        Other
    -----         -----
    (give title below)

    Chief Operating Officer
    -----------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)
    --------------------------------------------------------

     x  Form filed by One Reporting Person
    ---
        Form Filed by More than One Reporting Person
    ---

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.   Title of Security
     ----------------
     Common

2.   Transaction Date
     ----------------
     Month        Day      Year
     --------------------------
      Jan.         31       03

3.   Transaction Code
     ----------------
     J

4.   Securities Acquired (A) or Disposed (D)
     ---------------------------------------
     A

5.   Amount of Securities Beneficially Owned at End of Month
     -------------------------------------------------------
     18,756

6.   Ownership Form Direct (D) or Indirect (I)
     -----------------------------------------
     D

7.   Nature of Indirect Beneficial Ownership
     ---------------------------------------

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
          (e.g. puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security
   ----------------------------

2. Conversion or Exercise Price of Derivative Security
   ---------------------------------------------------

3. Transaction Date (Month/Day/Year)
   ---------------------------------

4. Transaction Code
   -----------------

5. Number of Derivative Securities Acquired (A) or Disposed of (D)
   ---------------------------------------------------------------

6. Date Exercisable and Expiration Date (Month/Day/Year)
   -----------------------------------------------------

7. Title and Amount of underlying Securities
   -----------------------------------------

8. Price of Derivative Security
   ----------------------------

9. Number of derivative Securities Beneficially Owned at End of Month
   ------------------------------------------------------------------

10. Ownership for of Derivative Security: Direct (D) or Indirect (I)
    ----------------------------------------------------------------

11. Nature of Indirect Beneficial Ownership
    ---------------------------------------


Signature of Reporting Person:  /s/ Frank E. Hsu
                                -------------------

Date: 1/31/03
      -------